Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner/ Julie Oakes/ Kate Thompson 212-355-4449

Compass Diversified Reports First Quarter 2021 Financial Results

Branded Consumer Performance Continues to Drive Record First Quarter Operating Results
Raises Full Year Guidance
Provides Update on Potential Change in Tax Classification
Westport, Conn., April 29, 2021 - Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended March 31, 2021.

First Quarter 2021 Highlights

•	Reported net sales of $461.6 million for the first quarter 2021;

•	Reported net income of $22.0 million for the first quarter 2021;

•	Reported non-GAAP Adjusted EBITDA of $88.0 million for the first quarter 2021;

•	Reported Cash Provided by Operating Activities of $36.4 million for the first quarter 2021, and non-GAAP Cash Flow Available for Distribution and Reinvestment (“CAD’) of $46.2 million for the first quarter 2021;

•	Completed a refinancing of its credit facilities concurrent with the issuance of $1.0 billion of 5.250% senior unsecured notes due 2029.

•	Paid a first quarter 2021 cash distribution of $0.36 per share on CODI's common shares in April 2021; and

•	Declared quarterly cash distributions of $0.453125 per share on the Company's 7.250% Series A Preferred Shares, $0.4921875 per share on the Company's 7.875% Series B Preferred Shares, and $0.4921875 per share on the Company's 7.875% Series C Preferred Shares (the “Preferred Distributions”). The Preferred Distributions are payable on April 30, 2021.
“CODI’s outstanding performance in the first quarter, highlighted by record CAD and strong cash flow growth, was driven by impressive results from our branded consumer businesses, as we increased revenue and earnings across all of our consumer subsidiaries,” said Elias Sabo, CEO of Compass Diversified. “Last year’s acquisitions of two rapidly growing businesses, Marucci and BOA, underscore our success capitalizing on periods of market dislocations and have served to offset typical first quarter seasonality in our portfolio. We have once again increased our annual guidance and continue to take steps to further position our leading and diversified group of consumer and industrial businesses for long-term success.”
Mr. Sabo continued, “With our permanent capital structure, we will remain both disciplined and opportunistic in our capital deployment as we partner with, invest in and grow leading middle market businesses capable of performing through economic cycles. In addition, as part of our ongoing efforts to lower our cost of capital and unlock shareholder value, we are continuing to explore a potential tax reclassification where we may elect to be taxed as a corporation, rather than a partnership. We believe this important change would simplify our structure and enable a broader set of both institutional and retail shareholders to invest in CODI.”
Operating Results
Net sales for the quarter ended March 31, 2021 was $461.6 million, as compared to $333.4 million for the quarter ended March 31, 2020.
Net income for the quarter ended March 31, 2021 was $22.0 million, as compared to $4.9 million for the quarter ended March 31, 2020.
Adjusted EBITDA (see “Note Regarding Use of Non-GAAP Financial Measures” below) for the quarter ended March 31, 2021 was $88.0 million, as compared to $46.0 million for the quarter ended March 31, 2020. The increase in Adjusted EBITDA for the first quarter 2021, as compared to prior year periods, was primarily a result of our 2020 acquisitions of BOA and Marucci, as well as strong performance by our branded consumer companies.
Liquidity and Capital Resources
For the quarter ended March 31, 2021, CODI reported Cash Provided by Operating Activities of $36.4 million, as compared to Cash Provided by Operating Activities of $34.0 million for the quarter ended March 31, 2020.
CODI reported CAD (see “Note Regarding Use of Non-GAAP Financial Measures” below) of $46.2 million for the quarter ended March 31, 2021, as compared to $17.7 million for the prior year's comparable quarter. CODI's CAD is calculated after taking into account all interest expenses, cash taxes paid, preferred distributions and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, CAD excludes the gains from monetizing interests in CODI's subsidiaries, which have totaled over $1.0 billion since going public in 2006.
CODI's weighted average number of shares outstanding for the quarter ended March 31, 2021 was 64.9 million, and for the quarter ended March 31, 2020 was 59.9 million.
As of March 31, 2021, CODI had approximately $63.2 million in cash and cash equivalents, $5 million outstanding on its revolver and $1.0 billion outstanding in 5.250% Senior Notes due 2029.
As of March 31, 2021, CODI had proceeds deposited with a trustee of $647.7 million and $600.0 million of current portion of long-term debt. These balances relate to the redemption of the 8.000% Senior Notes due 2026 which occurred on April 1, 2021.
The Company has no significant debt maturities until 2029 and had net borrowing availability of $593.7 million on March 31, 2021 under its revolving credit facility.
First Quarter 2021 Distributions
On April 1, 2021, CODI's Board of Directors (the “Board”) declared a first quarter distribution of $0.36 per share on the Company's common shares. The cash distribution was paid on April 22, 2021 to all holders of record of common shares as of April 15, 2021. Since its IPO in 2006, CODI has paid a cumulative distribution of $20.7552 per common share.
The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Series A Preferred Shares”). The distribution on the Series A Preferred Shares covers the period from, and including, January 30, 2021, up to, but excluding, April 30, 2021. The distribution for such period will be paid on April 30, 2021 to all holders of record of Series A Preferred Shares as of April 15, 2021.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covers the period from, and including, January 30, 2021, up to, but excluding, April 30, 2021. The distribution for such period will be paid on April 30, 2021 to all holders of record of Series B Preferred Shares as of April 15, 2021.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series C Preferred Shares (the “Series C Preferred Shares”). The distribution on the Series C Preferred Shares covers the period from, and including, January 30, 2021, up to, but excluding, April 30, 2021. The distribution for such period will be paid on April 30, 2021 to all holders of record of Series C Preferred Shares as of April 15, 2021.
Guidance Update
As a result of the strong financial performance in the first quarter, as well as the Company’s expectations for the remainder of 2021, the Company expects its current subsidiaries to produce consolidated Adjusted EBITDA (see “Note Regarding Use of Non-GAAP Financial Measures” below) for the full calendar year of 2021 of between $325 million and $345 million. This estimate is based on the summation of our expectations for our current subsidiaries in 2021, absent additional acquisitions or divestitures, and excludes corporate expenses such as interest expense, management fees and corporate overhead. In addition, our Payout Ratio (see “Note Regarding Use of Non-GAAP Financial Measures” below), defined as our prior year's annual distribution to common shareholders divided by our 2021 estimate for CAD, is anticipated to be between 60% and 70%.
Tax Structure Update
The Company continues to analyze a potential change in its tax classification, including potentially “checking-the-box” to elect to be taxed as a C-Corporation instead of a partnership. If undertaken in 2021, this election would likely result in taxable capital gain income that would be passed through to shareholders which would create current tax liability for the 2021 tax year that shareholders would see on a final IRS Schedule K-1 sent out in 2022. This taxable capital gain would also provide shareholders the benefit of increasing their basis in the Company’s stock, effectively reducing their future taxable gain by a similar amount, when they sell the Company’s shares. In light of this additional current tax burden to shareholders, the Company would expect to pay a special distribution of approximately $0.88 per share should CODI effectuate this tax election in 2021. This special distribution, along with the Company’s other regular quarterly distributions, CODI expects, would more than offset shareholder 2021 current tax liability absent any significant capital gain tax if the Company divests a subsidiary. This taxable capital gain to shareholders should provide a substantial tax benefit to the Company under C-Corporation taxation as CODI expects it would allow us to step up the basis in our interests in our subsidiaries, by this same amount, which would reduce future capital gain tax at the C-Corporation when the Company potentially opportunistically divests our subsidiaries in the future.
While CODI’s Board of Directors sets our distribution amount quarterly and will continue to do so after this potential tax classification change, the Company expects to adjust our distribution policy if CODI undertakes this tax classification change. In the event the Company elects to be treated as C-Corporation for tax purposes, CODI will no longer pass through income to shareholders and, instead, CODI would pay tax to the IRS. As a result of CODI’s assumption of tax liability, CODI currently estimates that the Company would recommend that our Board of Directors reduce the Company’s annual distribution from $1.44 per share per year to approximately $1.00 per share per year. Management expects that its recommendation to CODI’s Board of Directors would be that CODI’s payment remain at $0.36 per share for any declared quarterly distributions to be paid in each of July and October, and thereafter to be reduced to approximately $0.25 per share for any declared distributions to be paid commencing in January of 2022. After the potential tax classification change, CODI believes any quarterly payments will generally be treated as qualified dividends, for each shareholder that has met the requisite holding period requirements, to the extent CODI has earnings and profits.
The Company is continuing to analyze certain elements of this potential transaction, which is subject to a number of contingencies and is subject to change. In addition to final approval by CODI’s Board of Directors, the Company will need special shareholder approval to effectuate this tax classification change. If CODI finally decides to move forward with this change, the Company expects to hold the special meeting and, assuming CODI receives all necessary approvals, could check-the-box to be taxed as a C-Corporation sometime late in the third quarter of 2021.

Conference Call
Management will host a conference call on Thursday, April 29, 2021 at 5:00 p.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (833) 900-1532 and the dial-in number for international callers is (236) 712-2273. The access code for all callers is 6372395. A live webcast will also be available on the Company's website at https://www.compassdiversified.com.
A replay of the call will be available through Saturday, June 5, 2021. To access the replay, please dial (800) 585-8367 in the U.S. and (416) 621-4642 outside the U.S., and then enter the access code 6372395.

Note Regarding Use of Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP measure used by the Company to assess its performance. We have reconciled Adjusted EBITDA to Net Income (Loss) on the attached schedules. We consider Net Income (Loss) to be the most directly comparable GAAP financial measure to Adjusted EBITDA. We believe that Adjusted EBITDA provides useful information to investors and reflects important financial measures as it excludes the effects of items which reflect the impact of long-term investment decisions, rather than the performance of near-term operations. When compared to Net Income (Loss), Adjusted EBITDA is limited in that it does not reflect the periodic costs of certain capital assets used in generating revenues of our businesses or the non-cash charges associated with impairments, as well as certain cash charges. This presentation also allows investors to view the performance of our businesses in a manner similar to the methods used by us and the management of our businesses, provides additional insight into our operating results and provides a measure for evaluating targeted businesses for acquisition. We believe Adjusted EBITDA is also useful in measuring our ability to service debt and other payment obligations.
CAD is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain quarterly distributions. We have reconciled CAD to Net Income (Loss) and Cash Flow from Operating Activities on the attached schedules. We consider Net Income (Loss) and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD.
CAD is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. We believe that CAD provides investors additional information to enable them to evaluate our performance and ability to make anticipated quarterly distributions.

Payout Ratio is a non-GAAP measure defined as our prior year's annual distribution to common shareholders divided by our CAD. We believe the Payout Ratio provides investors additional information to enable them to evaluate our performance and our ability to sustain quarterly distributions.
In reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, we have not reconciled 2021 Adjusted EBITDA or 2021 Payout Ratio (which requires an estimate of 2021 CAD) to their comparable GAAP measure because we do not provide guidance on Net Income (Loss), Cash Flow Provided by Operating Activities or the applicable reconciling items as a result of the uncertainty regarding, and the potential variability of, these items. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
None of Adjusted EBITDA, CAD nor Payout Ratio is meant to be a substitute for GAAP measures and may be different from or otherwise inconsistent with non-GAAP financial measures used by other companies.
About Compass Diversified (“CODI”)
CODI owns and manages a diverse set of highly defensible North American middle market businesses. Each of its current subsidiaries is a leader in its niche market. For more information, visit compassdiversified.com.
Leveraging its permanent capital base, long-term disciplined approach and actionable expertise, CODI maintains controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of custom packaging, insulation and componentry (Altor Solutions);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of dial-based fit systems that deliver performance fit across footwear, headwear and medical bracing products (BOA Technology);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby)

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

•	The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements as to our future performance or liquidity, such as expectations regarding our results of operations, financial condition and cash flows for the full year of 2021, our 2021 Total Adjusted EBITDA, 2021 Payout Ratio and 2021 CAD and our ability to meet existing obligations and quarterly distributions as well as other statements with regard to the future performance of CODI and any potential change in structure or tax classification. Forward-looking statements involve risks and uncertainties, including, but not limited to, the impact, in the near, medium and long-term, of the COVID-19 pandemic or social or political unrest on our business, results of operations, financial position, liquidity, cash flows or ability to make distributions; our business prospects and the prospects of our portfolio companies; the impact of investments that we make or expect to make; the dependence of our future success on the general economy and its impact on the industries in which we operate; the ability of our portfolio companies to achieve their objectives; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.
We may use words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “seek,” “look,” and similar expressions to identify forward-looking statements. The forward-looking statements contained in this press release involve risks and uncertainties. Actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in CODI’s annual report on Form 10-K, its quarterly reports on Form 10-Q and in other filings made with the Securities and Exchange Commission (the “SEC”). Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in CODI’s operations or the economy generally due to terrorism, natural disasters, social, civil and political unrest or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); general considerations associated with the COVID-19 pandemic and its impact on the markets in which we operate; and other considerations that may be disclosed from time to time in CODI’s publicly disseminated documents and filings. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. Although, except as required by law, CODI undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that CODI may make directly to you or through reports that it in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other filings with the SEC.

Compass Diversified Holdings
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2021	2020
Net sales	$461,596	$333,449
Cost of sales	274,747	213,961
Gross profit	186,849	119,488
Operating expenses:
Selling, general and administrative expense	110,968	83,800
Management fees	11,048	8,620
Amortization expense	18,599	13,505
Operating income	46,234	13,563
Other income (expense):
Interest expense, net	(13,805)	(8,597)
Amortization of debt issuance costs	(686)	(525)
Other income (expense), net	(2,227)	661
Net income before income taxes	29,516	5,102
Provision for income taxes	7,520	222
Net income	21,996	4,880
Less: Net income attributable to noncontrolling interest	3,002	1,215
Net income attributable to Holdings	$18,994	$3,665

Basic income (loss) per common share attributable to Holdings	$0.01	$(0.26)

Basic weighted average number of common shares outstanding	64,900	59,900

Cash distributions declared per Trust common share	$0.36	$0.36

Compass Diversified Holdings
Net Sales to Pro Forma Net Sales Reconciliation
(unaudited)

	Three months ended March 31,
(in thousands)	2021	2020

Net Sales	$461,596	$333,449
Acquisitions (1)	—	48,744
Pro Forma Net Sales	$461,596	$382,193

(1) Acquisitions reflects the net sales for Marucci Sports and BOA on a pro forma basis as if we had acquired these businesses on January 1, 2020.

Compass Diversified Holdings
Subsidiary Net Sales
(unaudited)

	Three months ended March 31,
(in thousands)	2021	2020

Branded Consumer
5.11	$99,877	$95,781
BOA (1)	36,452	26,508
Ergobaby	22,328	19,649
Liberty	31,478	24,960
Marucci Sports (1)	36,648	22,236
Velocity Outdoor	65,632	30,390
Total Branded Consumer	$292,415	$219,524

Niche Industrial
Advanced Circuits	$21,562	$21,696
Altor Solutions	37,820	28,383
Arnold Magnetics	32,485	29,558
Sterno	77,314	83,032
Total Niche Industrial	$169,181	$162,669

Total Subsidiary Net Sales	$461,596	$382,193

(1) Net sales for Marucci Sports and BOA are pro forma as if we had acquired these businesses on January 1, 2020.

Compass Diversified Holdings
Net Income to Adjusted EBITDA and Cash Flow Available for Distribution and Reinvestment
(Unaudited)

	Three months ended March 31,
(in thousands)	2021	2020
Net income	$21,996	$4,880
Provision for income taxes	7,520	222
Income from continuing operations before income taxes	$29,516	$5,102
Other expense, net	(2,227)	661
Amortization of debt issuance costs	(686)	(525)
Interest expense, net	(13,805)	(8,597)
Operating income	$46,234	$13,563
Adjusted For:
Depreciation	9,505	8,301
Amortization	18,599	13,505
Noncontrolling shareholder compensation	2,771	2,055
Acquisition expenses	299	—
Integration services fees	1,600	—
Management fees	11,048	8,620
Other	(2,101)	(1)
Adjusted EBITDA	$87,955	$46,043
Interest at Corporate, net of unused fee (1)	(13,665)	(8,197)
Management fees	(11,048)	(8,620)
Capital expenditures (maintenance)	(4,879)	(3,260)
Current tax expense (cash taxes) (2)	(5,959)	(2,914)
Preferred share distributions	(6,045)	(5,542)
Miscellaneous items	(115)	147
Cash Flow Available for Distribution and Reinvestment ("CAD")	$46,244	$17,657

(1)	Interest expense at Corporate reflects consolidated interest expense less non-cash components such as the amortization of our bond premium.

(2)	Current tax expense is calculated by deducting the change in deferred tax from the statement of cash flows from the income tax provision on the statement of operations.

Compass Diversified Holdings
Consolidated EBITDA
Three months ended March 31, 2021
(Unaudited)

	Corporate	5.11	BOA	Ergo	Liberty	Marucci	Velocity	ACI	Altor Solutions	Arnold	Sterno	Consolidated
Net income (loss)	$(8,781)	$1,999	$5,544	$1,043	$3,475	$7,528	$5,225	$2,813	$2,215	$958	$(23)	$21,996
Adjusted for:
Provision (benefit) for income taxes	—	768	(707)	347	1,441	2,398	1,506	771	935	536	(475)	7,520
Interest expense, net	13,759	—	—	—	—	2	44	—	—	—	—	13,805
Intercompany interest	(18,707)	2,984	2,286	566	699	552	1,818	1,877	1,738	1,462	4,725	—
Depreciation and amortization	156	5,455	4,967	2,225	461	2,169	3,128	547	2,623	1,761	5,298	28,790
EBITDA	(13,573)	11,206	12,090	4,181	6,076	12,649	11,721	6,008	7,511	4,717	9,525	72,111
Other income (expense)	121	(12)	55	—	(6)	(2)	2,386	4	(264)	—	(55)	2,227
Non-controlling shareholder compensation	—	628	560	404	7	275	262	124	257	—	254	2,771
Acquisition expenses	—	—	—	—	—	—	—	—	—	299	—	299
Integration services fee	—	—	1,100	—	—	500	—	—	—	—	—	1,600
Other	199	—	—	—	—		(2,300)	—	—	—	—	(2,101)
Management fees	9,485	250	250	125	125	125	125	125	188	125	125	11,048
Adjusted EBITDA	$(3,768)	$12,072	$14,055	$4,710	$6,202	$13,547	$12,194	$6,261	$7,692	$5,141	$9,849	$87,955

Compass Diversified Holdings
Consolidated EBITDA
Three months ended March 31, 2020
(Unaudited)

	Corporate	5.11	Ergo	Liberty	Velocity	ACI	Altor Solutions	Arnold	Sterno	Consolidated
Net income (loss)	$(1,635)	$2,133	$903	$1,608	$(3,302)	$2,821	$1,369	$616	$367	$4,880
Adjusted for:
Provision (benefit) for income taxes	—	(1,864)	(7)	538	(453)	1,427	1,032	(454)	3	222
Interest expense, net	8,536	26	—	—	35	—	—	—	—	8,597
Intercompany interest	(17,732)	3,820	650	982	2,517	1,447	1,838	1,467	5,011	—
Depreciation and amortization	101	5,253	2,061	426	3,305	684	3,110	1,655	5,736	22,331
EBITDA	(10,730)	9,368	3,607	3,554	2,102	6,379	7,349	3,284	11,117	36,030
Other income (expense)	—	370	—	(4)	(18)	5	(790)	—	(225)	(662)
Non-controlling shareholder compensation	—	515	207	7	650	124	258	16	278	2,055
Management fees	7,432	250	125	125	125	125	188	125	125	8,620
Adjusted EBITDA	$(3,298)	$10,503	$3,939	$3,682	$2,859	$6,633	$7,005	$3,425	$11,295	$46,043

Compass Diversified Holdings
Adjusted EBITDA
(unaudited)

	Three months ended March 31,
(in thousands)	2021	2020

Branded Consumer
5.11	$12,072	$10,503
BOA (1)	14,055	—
Ergobaby	4,710	3,939
Liberty	6,202	3,682
Marucci Sports (2)	13,547	—
Velocity Outdoor	12,194	2,859
Total Branded Consumer	$62,780	$20,983

Niche Industrial
Advanced Circuits	$6,261	$6,633
Altor Solutions	7,692	7,005
Arnold Magnetics	5,141	3,425
Sterno	9,849	11,295
Total Niche Industrial	$28,943	$28,358
Corporate expense (3)	(3,768)	(3,298)
Total Adjusted EBITDA	$87,955	$46,043

(1)	The above results for BOA do not include management's estimate of Adjusted EBITDA, before our ownership, of $7.9 million for the three months ended March 31, 2020. BOA was acquired on October 16, 2020.

(2)	The above results for Marucci Sports do not include management's estimate of Adjusted EBITDA, before our ownership, of $5.5 million for the three months ended March 31, 2020. Marucci Sports was acquired on April 20, 2020.

(3)	Please refer to the recently filed Form 10-Q for a reconciliation of our Corporate expense to Net Income.

Compass Diversified Holdings
Summarized Statement of Cash Flows
(unaudited)

	Three months ended March 31,
(in thousands)	2021	2020
Net cash provided by operating activities	$36,391	$33,986
Net cash used in investing activities	(42,267)	(6,646)
Net cash (used in) provided by financing activities	(1,493)	164,385
Effect of foreign currency on cash	(182)	(1,026)
Net (decrease) increase in cash and cash equivalents	(7,551)	190,699
Cash and cash equivalents — beginning of period	70,744	100,314
Cash and cash equivalents — end of period	$63,193	$291,013

Compass Diversified Holdings
Consolidated Table of Cash Flow Available for Distribution and Reinvestment
(unaudited)

	Three months ended March 31,
(in thousands)	2021	2020
Net income	$21,996	$4,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,104	21,806
Amortization of debt issuance costs and premium	603	525
Noncontrolling stockholder charges	2,771	2,055
Provision for reserves	3,501	883
Other	11	(515)
Deferred taxes	1,561	(2,692)
Changes in operating assets and liabilities	(22,156)	7,044
Net cash provided by operating activities	36,391	33,986
Plus:
Unused fee on revolving credit facility	223	400
Successful acquisition costs	299	—
Integration services fee (1)	1,600	—
Changes in operating assets and liabilities	22,156	—
Less:
Maintenance capital expenditures (2)	4,879	3,260
Changes in operating assets and liabilities	—	7,044
Preferred share distributions	6,045	5,542
Other (3)	3,501	883
CAD	$46,244	$17,657

Distribution paid in April 2021/ 2020	$23,364	$21,564

(1)     Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.
(2)    Represents maintenance capital expenditures that were funded from operating cash flow, net of proceeds from the sale of property, plant and equipment, and excludes growth capital expenditures of approximately $2.8 million and $3.3 million, respectively, for the three months ended March 31, 2021 and March 31, 2020.
(3)    Represents the effect on earnings of reserves for inventory and accounts receivable.

Compass Diversified Holdings
Maintenance Capital Expenditures
(unaudited)

	Three months ended March 31,
(in thousands)	2021	2020
Branded Consumer
5.11	$499	$174
Boa	221	—
Ergobaby	—	98
Liberty	47	186
Marucci Sports	614	—
Velocity Outdoor	876	873
Total Branded Consumer	$2,257	$1,331

Niche Industrial
Advanced Circuits	$155	$17
Altor Solutions	582	526
Arnold Magnetics	1,001	1,060
Sterno Group	884	326
Total Niche Industrial	$2,622	$1,929

Total maintenance capital expenditures	$4,879	$3,260

Compass Diversified Holdings
Condensed Consolidated Balance Sheets

	March 31, 2021	December 31, 2020
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$63,193	$70,744
Proceeds deposited with Trustee	647,688	—
Accounts receivable, net	242,471	232,507
Inventories	384,300	363,373
Prepaid expenses and other current assets	43,344	41,743
Total current assets	1,380,996	708,367
Property, plant and equipment, net	177,307	172,669
Goodwill and intangible assets, net	1,607,003	1,603,168
Other non-current assets	125,858	114,314
Total assets	$3,291,164	$2,598,518

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$261,928	$253,798
Due to related party	10,548	10,238
Current portion, long-term debt	600,000	—
Other current liabilities	31,941	30,679
Total current liabilities	904,417	294,715
Deferred income taxes	85,256	83,541
Long-term debt	986,059	899,460
Other non-current liabilities	104,588	100,654
Total liabilities	2,080,320	1,378,370
Stockholders' equity
Total stockholders' equity attributable to Holdings	1,084,877	1,100,024
Noncontrolling interest	125,967	120,124
Total stockholders' equity	1,210,844	1,220,148
Total liabilities and stockholders’ equity	$3,291,164	$2,598,518